Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

5.25% SERIES A CUMULATIVE PREFERRED STOCK

OF

GENWORTH FINANCIAL, INC.

Pursuant to Section 243(b)

of the General Corporation Law

of the State of Delaware

Genworth Financial, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1. On May 24, 2004, the Corporation authorized 2,000,000 shares of 5.25% Series A Cumulative Preferred Stock (“Series A Preferred Stock”) by filing the Certificate of Designations, Powers, Preferences and Rights of 5.25% Series A Cumulative Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware. All 2,000,000 shares of Series A Preferred Stock were issued.

2. As of the time of filing of this Certificate of Retirement on June 1, 2011, all 2,000,000 outstanding shares of Series A Preferred Stock have been redeemed or repurchased and the Board of Directors of the Corporation adopted resolutions retiring all of the shares of Series A Preferred Stock so redeemed or repurchased.

3. The Certificate of Designation provides that shares of the Series A Preferred Stock that have been issued and reacquired in any manner shall have the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Corporation (the “Preferred Stock”) undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided, that no such issued and reacquired shares of Series A Preferred Stock shall be reissued or sold as Series A Preferred Stock.

4. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the filing of this Certificate of Retirement, the Amended and Restated Certificate of Incorporation of the Corporation shall be amended so as to eliminate therefrom all reference to the Series A Preferred Stock, including, without limitation, the Certificate of Designation. This Certificate of Retirement shall not affect the total number of authorized shares of capital stock of the Corporation or the total number of authorized shares of Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 1st day of June, 2011.

GENWORTH FINANCIAL, INC.

By:	/s/ Leon E. Roday
Name:	Leon E. Roday
Title:	Senior Vice President, General Counsel and Secretary

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